Exhibit 99.1

PRESS RELEASE

Company Contact:	Investor Contact:
Mark A. Varney, Ph.D.	Erika Moran/ Dian Griesel, Ph.D.
President and CEO	Media Contact:
Cortex Pharmaceuticals, Inc.	Janet Vasquez
949.727.3157	The Investor Relations Group
212.825.3210

CORTEX REPORTS FOURTH QUARTER AND

YEAR END OPERATING RESULTS

IRVINE, CA (March 18, 2011) — Cortex Pharmaceuticals, Inc. (OTCBB (CORX)) reported a net loss applicable to common stock of $984,000, or $0.01 per share for the quarter ended December 31, 2010 compared with a net loss of $1,599,000, or $0.02 per share for the corresponding prior year period.

For the fiscal year ended December 31, 2010, Cortex reported net income applicable to common stock of $1,629,000, or $0.02 per share compared to a net loss of $10,788,000, or $0.19 per share for the corresponding prior year period.

Operating results for the quarter ended December 31, 2010 reflect an increase in grant revenues compared to the corresponding prior year period, along with a decrease in clinical development expenses and personnel-related expenses for the Company’s research staff.

For the year ended December 31, 2010, operating results reflect revenues from the Company’s earlier transaction with Biovail Laboratories International SRL (“Biovail”). As announced, in March 2010 Cortex sold its rights to CX717 and certain other AMPAKINE® compounds to Biovail as a potential treatment for respiratory depression and vaso-occlusive crises associated with sickle cell disease, an orphan drug indication. As a result of the transaction, Cortex received $10,000,000 from Biovail during 2010.

Results for the year ended December 31, 2010 also reflect increased grant revenues, including an award from The Michael J. Fox Foundation for Parkinson’s Research. The grant will support testing of Cortex’s AMPAKINE compounds for their ability to restore brain function in animal models of Parkinson’s disease.

During late 2010 Cortex received an additional grant under a program created by Congress in the Patient Protection and Affordable Care Act of 2010. The grant reimbursed certain qualifying research expenses incurred by Cortex for its AMPAKINE CX1739.

Total operating expenses of approximately $8,292,000 for the year ended December 31, 2010 decreased only slightly from those for the prior year, due mostly to the timing of clinical development expenses for AMPAKINE CX1739, as partially offset by increased administrative expenses incurred in connection with the transaction with Biovail.

Interest expense for the year ended December 31, 2010 includes non-cash interest charges related to the June 2010 conversion of the promissory note issued to Samyang Optics Co., Ltd. (“Samyang”) of Korea. As reported earlier, the convertible note was issued in connection with the Company’s $1,500,000 private placement to Samyang in January 2010.

For the year ended December 31, 2009, the net loss applicable to common stock includes non-cash charges of approximately $2,347,000, or $0.04 per share, related to the beneficial conversion feature of preferred stock issued by the Company in April 2009 and July 2009.

Cortex is continuing its discussions related to strategic alternatives such as licensing, partnering and M&A opportunities. However, given that there can be no assurance that a transaction will be finalized from these discussions, the Company’s Form 10-K for the year ended December 31, 2010 will include a going concern qualification from its independent auditors.

Recent Business Highlights

•

Announced top-line results from an exploratory clinical study with AMPAKINE CX1739 in subjects with sleep apnea. The study demonstrated that selected oxygen saturation parameters were improved and some were statistically improved by a single dose of CX1739, but the interpretation of these results was complicated by a reduced sleep time during the night following drug treatment. Cortex believes the results warrant undertaking a larger study to test the response of sleep apnea patients to CX1739, particularly those patients with central or mixed sleep apnea.

•

Announced notification by Servier, France’s largest privately held pharmaceutical company, of their intent to move forward into Phase I clinical studies with the jointly-discovered High Impact AMPAKINE S47445 (CX1632). The High Impact AMPAKINE technology represents a potentially disease-modifying approach to treat Alzheimer’s disease and other memory and cognitive impairments associated with a range of neurodegenerative diseases, due to the ability of the compounds to stimulate growth factors within the brain.

•	Regained worldwide rights to develop and commercialize AMPAKINE compounds for the treatment of schizophrenia and depression.

•

Obtained exclusive worldwide rights from the University of California for the combination of AMPAKINE and mGluR5 compounds for the treatment of various conditions. The broad method-of-use patent application covers the combined use of AMPAKINE compounds and metabotropic glutamate receptor type 5 (mGluR5) antagonists for the treatment of Fragile X syndrome, the most common genetically proven cause of autism, and for the treatment of Parkinson’s disease, Huntington’s disease and other neurodegenerative disorders.

•

Received a grant from The Michael J. Fox Foundation for Parkinson’s Research to test selected compounds from the AMPAKINE platform for their ability to restore brain function in animal models of Parkinson’s disease.

As noted above, in March 2010 Cortex sold certain AMPAKINE compounds and their related intellectual property rights to Biovail for use in the field of respiratory depression and vaso-occlusive crises associated with sickle cell disease. Cortex received $10,000,000 from Biovail in connection with the agreement during 2010. In September 2010, Biovail’s parent corporation merged with Valeant Pharmaceuticals International (“Valeant”). Following the merger, Valeant and Biovail conducted a strategic and financial review of the product pipeline and as a result, in November 2010 Biovail announced its intent to exit from the respiratory depression project acquired from Cortex.

As recently reported, in March 2011 Cortex entered into an agreement to reacquire the compounds, patents and rights sold to Biovail in March 2010. The new agreement includes an upfront payment by Cortex of $200,000 and potential future payments of up to $15,150,000 based upon the achievement of certain development and NDA submission and approval milestones. Under the agreement, Biovail is also eligible to receive up to $15,000,000 based upon Cortex’s net sales of an intravenous dosage form of an AMPAKINE compound for respiratory depression. In addition, at any time following the completion of Phase I clinical studies and prior to the end of Phase IIa clinical studies, Biovail retains an option to co-develop and co-market intravenous dosage forms of an AMPAKINE compound as a treatment for respiratory depression and vaso-occlusive crises associated with sickle cell disease.

Cortex Pharmaceuticals, Inc.

Cortex, located in Irvine, California, is a neuroscience company focused on novel drug therapies for treating psychiatric disorders, neurological diseases and sleep apnea. Cortex is pioneering a class of proprietary pharmaceuticals called AMPAKINE® compounds, which act to increase the strength of signals at connections between brain cells. The loss of these connections is thought to be responsible for memory and behavior problems in Alzheimer’s disease. Many psychiatric diseases, including schizophrenia, occur as a result of imbalances in the brain’s neurotransmitter system. These imbalances may be improved by using the AMPAKINE technology. For additional information regarding Cortex, please visit the Company’s website at http://www.cortexpharm.com

Forward-Looking Statement

Note — This press release contains forward-looking statements concerning the Company’s research and development activities. Words such as “believes,” “anticipates,” “plans,” “expects,” “indicates,” “will,” “intends,” “potential,” “suggests,” “assuming,” “designed” and similar expressions are intended to identify forward-looking statements. These statements are based on the Company’s current beliefs and expectations. The success of such activities depends on a number of factors, including the risks that the Company’s proposed products may at any time be found to be unsafe or ineffective for any or all of their proposed indications; that patents may not issue from the Company’s patent applications; that competitors may challenge or design around the Company’s patents or develop competing technologies; that the Company may have insufficient resources to undertake proposed clinical studies and that preclinical or clinical studies may at any point be suspended or take substantially longer than anticipated to complete. As discussed in the Company’s Securities and Exchange Commission filings, the Company’s proposed products will require additional research, lengthy and costly preclinical and clinical testing and regulatory approval. AMPAKINE compounds are investigational drugs and have not been approved for the treatment of any disease. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this press release. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

(tables follow)

Cortex Pharmaceuticals, Inc.

Condensed Statements of Operations

(in thousands, except per share data)

	Three months ended December 31,		Fiscal year ended December 31,
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)

Revenues	$281	$—	$10,474	$—

Operating expenses:
Research and development	392	588	3,739	4,598
General and administrative	875	886	4,553	3,737

Total operating expenses	1,267	1,474	8,292	8,335

Income (loss) from operations	(986)	(1,474)	2,182	(8,335)
Interest income (expense), net	2	(1)	(545)	17
Loss on sale of fixed assets	—	(124)	(8)	(123)

Net income (loss)	$(984)	$(1,599)	$1,629	$(8,441)

Accretion of beneficial conversion feature related to 0% Series E Convertible Preferred Stock	—	—	—	(832)

Accretion of beneficial conversion feature related to Series F Convertible Preferred Stock	—	—	—	(1,515)

Net income (loss) applicable to common stock	$(984)	$(1,599)	$1,629	$(10,788)

Income (loss) per share:
Basic and diluted	$(0.01)	$(0.02)	$0.02	$(0.19)

Shares used in computing per share amounts
Basic	78,858	68,413	73,678	55,783
Diluted	78,858	68,413	73,689	55,783

Cortex Pharmaceuticals, Inc.

Reconciliation of Reported Net Income Applicable to Common Stock

and Diluted Income per Share Attributable to Common Stock

(in thousands, except per share data)

	For the Fiscal Year Ended December 31, 2010
	Income	Shares	Per-Share
	(Numerator)	(Denominator)	Amount
Basic Earnings per Share:
Income applicable to common stock	$1,629	73,678	$0.02

Effect of Dilutive Securities:
Options to purchase common stock	—	11

Diluted Earnings per Share:
Income applicable to common stock + assumed conversions	$1,629	73,689	$0.02

Cortex Pharmaceuticals, Inc.

Condensed Balance Sheets

(in thousands)

	December 31,	December 31,
	2010	2009
Assets:
Cash and cash equivalents	$1,037	$226
Marketable securities	1,993	—
Restricted cash	156	—
Other current assets	90	20

	3,276	246
Furniture, equipment and leasehold improvements, net	250	383
Other	41	77

Total assets	$3,567	$706

Liabilities and Stockholders’ Equity (Deficit):
Accounts payable and accrued expenses	$1,156	$2,223
Deferred rent liability	8	11
Stockholders’ equity (deficit)	2,403	(1,528)

Total liabilities and stockholders’ equity (deficit)	$3,567	$706

MORE INFORMATION AT WWW.CORTEXPHARM.COM

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